SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 11, 2007

Covad Communications Group, Inc.
(Exact name of the Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-32588	77-0461529

(Commission	(IRS Employer
File Number)	Identification No.)

110 Rio Robles
San Jose, California	95134-1813

(Address of principal executive offices)	(Zip code)
(408) 952-6400
(The Registrant’s telephone number)

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02(b): Departure of Directors or Certain Officers
Chris Dunn, Covad Communications Group, Inc.’s Executive Vice President and Chief Financial Officer, resigned from his position effective April 11, 2007. In order to help to ensure an orderly transition period, Mr. Dunn will continue in the employ of Covad until May 31, 2007, with his salary, bonus targets and benefits remaining unchanged until that date.
ITEM 5.02(c): Appointment of Certain Officers
Effective as of April 11, 2007, the Board of Directors appointed Justin Spencer, age 35, as Covad’s acting Chief Financial Officer, Vice President and Treasurer. Mr. Spencer has served as a Vice President of Finance since November of 2005. From November of 2002 to November of 2005, Mr. Spencer served in strategic development and product management roles at Covad. Prior to joining Covad, Mr. Spencer worked in strategy and product management roles with Hewlett Packard from September of 2000 to November of 2002.
Mr. Spencer receives an annual base salary of $196,000 and has a target bonus of 40% of his annual base salary. Effective April 11, 2007, Mr. Spencer also entered into Covad’s standard indemnification agreement (the “Indemnification Agreement”). This agreement provides terms and conditions for the indemnification of Mr. Spencer by Covad for liabilities arising out of his position as an officer of Covad.
The foregoing summary of the Indemnification Agreement is not intended to be a complete description of all of the terms thereof. For further information, please see the copy of the agreement that is included as an exhibit to this report and incorporated herein by reference.
ITEM 9.01: Financial Statements and Exhibits
     (c) Exhibits
     10.1 Indemnification Agreement between Covad Communications Group, Inc. and Justin Spencer

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: April 17, 2007

By:	/s/ Jim Kirkland
Jim Kirkland
Executive Vice President, Strategic Development, Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Indemnification Agreement between Covad Communications Group, Inc. and Justin Spencer